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  [letterhead]


                                October 9, 1996


Securities and Exchange Commission                                   EXHIBIT 5.1
450 Fifth Street N.W.
Washington, DC  20549


     Re:    Online System Services, Inc.
            Registration Statement on Form S-8
            Stock Option Plan of 1995

Dear Sir/Madam:

     We are counsel for Online System Services, Inc. which has filed a Registration Statement on Form S-8 for the registration of a maximum of 700,000 shares of common stock, no par value per share, issuable under the Online System Services, Inc. Stock Option Plan of 1995 (the "Plan").

     In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary. From such examination we are of the opinion that:

     When the shares of common stock, up to a maximum of 700,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to such registration statement and to the reference to our name therein.


                                       Very truly yours,

                                       GRAY, PLANT, MOOTY, MOOTY &
                                       BENNETT, P.A.


                                       By /s/ Bruce B. McPheeters
                                          -----------------------
                                       Bruce B. McPheeters